Exhibit 99.1

                                                     COMPANY CONTACT:

                                                     Rhonda F. Rhyne
                                                     rrhyne@cardiodynamics.com
                                                     800-778-4825, Ext. 1013



      CardioDynamics Receives FDA 510(k) Clearance for Innovative Clinical
             Parameters and Electronic Medical Record Compatibility


SAN DIEGO, CA--September 28, 2007--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG) technology, today announced the Company has received market clearance from the U.S. Food and Drug Administration (FDA) for new ICG clinical parameters and electronic medical record (EMR) interface capability for its BioZ Dx System. The BioZ Dx is the product of a co-development partnership between the Company and Philips Medical Systems that leverages each company's technology and expertise.

The new ICG clinical parameters include total arterial compliance (TAC) and Q-C time interval (QC). TAC allows the assessment of peripheral artery elasticity, an early marker of peripheral artery and cardiovascular disease. Monitoring TAC may allow earlier identification of cardiovascular risk not apparent with standard tools, including blood pressure assessment, and earlier therapeutic intervention which has been proven to delay or prevent cardiovascular disease progression. QC has been demonstrated to offer enhanced assessment of cardiac contractility. The Company's early clinical investigations have shown enhanced association with more costly, but advanced cardiac diagnostic evaluation, including ejection fraction. The Company believes that these parameters may contribute to earlier and more cost-effective evaluation of heart failure, the most costly disease for Medicare.

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The Company also announced FDA 510(k) clearance for expanded BioZ Dx EMR interface capability. By improving medical practice efficiency and patient safety, EMR is viewed as a valuable component of the healthcare system. EMR has been at the center of legislative discussions, with Congress and the Department of Health and Human Services working to link Medicare reimbursement to EMR processing. This has resulted in an increasing demand by physician offices for EMR capability. The BioZ Dx EMR interface is designed to operate in conjunction with the Company's proprietary PC software, BioZportTM, which automatically sends BioZ ICG clinical data to the customer's local PC network in one of three industry-accepted formats. The data can then be easily integrated into each patient's electronic medical record.

Michael K. Perry, CardioDynamics' Chief Executive Officer, stated, "We are very pleased to receive FDA 510(k) clearance for these BioZ Dx enhancements. As the innovator of ICG technology, we are committed to ongoing product development and clinical research to prove the increasing clinical value of ICG and to provide clinicians and patients with the most advanced heart monitoring technology available."

Perry added, "The BioZ Dx EMR capability will assist in improving overall efficiency in cardiac care and physician office environments by providing clinicians with access to vital ICG data, when and where they need it."

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About CardioDynamics:
CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.


Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future product introductions, market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.